Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED SERVICE AGREEMENT

This amendment is made effective August 10, 2005, between PDHC, Ltd., a Minnesota corporation (“Service Company”), and PDG, P.A., a Minnesota professional association (“Provider”).

Background Information

A. Service Company and Provider (the “Parties”) are the Parties to an Amended and Restated Service Agreement dated January 1, 1999, as amended by a first amendment dated January 1, 2001, and as otherwise modified from time to time prior to the date of this amendment (collectively, the “Service Agreement”).

B. The Parties desire to modify certain provisions of the Service Agreement and are executing this amendment for that purpose.

Statement of Agreement

The Parties hereby acknowledge the foregoing Background Information and agree as follows:

§1. Definitions. For purposes of the Service Agreement and this amendment, the term “Budgeted Provider Expense” shall mean, for any period (e.g., a calendar quarter or calendar year), the percentage of Adjusted Gross Revenue allocated to Provider Expense for that period for purposes of the Budget and certain provisions of the Service Agreement and this amendment.

Certain other terms are defined in other provisions of this amendment and shall have the respective meanings set forth in those provisions. All other capitalized terms used but not otherwise defined in this amendment shall have the respective meanings given those terms in the Service Agreement.

§2. 2005 Financial Terms. The Parties have agreed upon a Budget for 2005. The Budgeted Provider Expense and Service Fee amounts for calendar year 2005 and the calendar quarters in 2005 are set forth in the attached Exhibit A-1, which is hereby incorporated herein by reference. The Budgeted Provider Expense and Service Fee amounts for each calendar year after 2005, and for the calendar quarters in each such calendar year, shall continue to be the amounts set forth in the attached Exhibit A-1 unless otherwise agreed by the Parties.

§3. Performance Fee and Fee Adjustment. The Performance Fee and the Performance Fee adjustment for the first six months of 2005 have been and shall be calculated using the methodology contained in the Service Agreement prior to this amendment. For the last six months of 2005, and for each calendar year thereafter during the Term, the Performance Fee shall be calculated as contemplated by §7.3(b) of the Service Agreement (prior to any adjustment), but the Performance Fee adjustment contemplated by §7.4 of the Service

Agreement shall no longer apply. Instead, the Performance Fee and potentially the Service Fee (collectively, the “Fees”) shall be subject to adjustment pursuant to the following provisions (the “Fee Adjustment”):

(a) If, for any calendar year or portion of a calendar year, as applicable (the “Adjustment Calculation Period”), actual Provider Expense is less than or equal to Budgeted Provider Expense for that Adjustment Calculation Period, then the Fees for that Adjustment Calculation Period shall be reduced by an amount equal to 11% of the Calculated Margin.

(b) If, for any Adjustment Calculation Period, actual Provider Expense is greater than Budgeted Provider Expense for that Adjustment Calculation Period, then the Fees for that Adjustment Calculation Period shall be reduced by an amount equal to 11% of the Actual Margin.

(c) The Fee Adjustment shall be applied first as a reduction of the Performance Fee, with the balance, if any, applied as a reduction of the Service Fee.

(d) The Fee Adjustment shall be calculated and accrued monthly and payable annually.

Notwithstanding any other provisions of this amendment to the contrary:

(i) If the Budget for calendar year 2006 is not approved by the Parties and, as a result, the Budget for 2005 is deemed to be adopted as contemplated by §4.13(a) of the Service Agreement as the Budget for 2006 for any portion of the first six months of 2006 (the “2006 Retroactive Period”), then (A) the Fee Adjustment described above shall not apply for the 2006 Retroactive Period, and (B) the adjustment to the Fees, if any, for the 2006 Retroactive Period shall be an adjustment to the Performance Fee only, calculated as provided in §7.4 of the Service Agreement, with the Service Fee amount used in that calculation to be an amount equal to the aggregate amount of the Service Fee and Performance Fee, as adjusted pursuant to §7.4 of the Service Agreement, earned by Service Company in the portion of calendar year 2005 that corresponds to the 2006 Retroactive Period; and

(ii) If the Budget for 2006 is never approved by the Parties, then, unless and until a Budget is approved by the Parties for at least one full calendar year after 2006 (without a portion of that Budget being deemed to be adopted pursuant to §4.13(a) of the Service Agreement), the methodology described in the immediately preceding subsection (i) shall apply to any portion of the first six months of any subsequent calendar year during which the Budget for the prior year is deemed to be adopted pursuant to §4.13(a) of the Service Agreement (i.e., adjustment, if any, to the Performance Fee only, calculated as provided in §7.4 of the Service Agreement, with the amount of the Service Fee used in that calculation to be the aggregate amount of the Service Fee and Performance Fee, as adjusted pursuant to §7.4 of the Service Agreement, earned by Service Company in the corresponding portion of the first six months of the prior calendar year).

§4. Interpretation. This is an amendment to and a part of the Service Agreement, and the provisions of this amendment shall apply from and after the date of this amendment as contemplated by this amendment. In the event of any inconsistency between the provisions of the Service Agreement and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Service Agreement shall continue in full force and effect without change.

PDG, P.A.		PDHC, LTD.

By	/s/ Gregory T. Swenson	By	/s/ Michael J. Vaughan
	Gregory T. Swenson, D.D.S.		Michael J. Vaughan
	President		Vice President

FINANCIAL TERMS

1. Budgeted Provider Expense [§4.13(a)]. For purposes of the Budget for calendar year 2005, the following percentages of Adjusted Gross Revenue have been or shall be (as the case may be) allocated to Provider Expense for the following calendar quarters, respectively:

Qtr. 1	Qtr. 2	Qtr. 3	Qtr. 4	Full Year
26.2%	26.0%	26.5%	26.5%	26.3%

In each succeeding annual Budget, unless the Parties otherwise mutually agree, such percentages of Adjusted Gross Revenue shall be allocated to Provider Expense for the respective calendar quarters of the applicable calendar year.

2. Service Fee [§7.3(a)]. The quarterly Service Fee for each calendar quarter in calendar year 2005 has been or shall be (as the case may be) the lesser of (a) the Actual Margin for such calendar quarter, or (b) the amount set forth below for such calendar quarter:

Qtr. 1	Qtr. 2	Qtr. 3	Qtr. 4	Full Year
$3,264,155	$3,543,029	$3,084,979	$3,401,287	$13,293,450

In each succeeding calendar year, unless the Parties otherwise mutually agree, such amounts shall be the Service Fees for that calendar year and the respective calendar quarters in that calendar year.

3. Adjustments. Any or all of the percentages or amounts contained in this exhibit my hereafter be changed from time to time by written agreement of the Parties. Such agreement may be in the form of a new Exhibit A-1 to this agreement, which, if signed by both Parties, shall supersede this exhibit for all purposes thereafter.

The effective date of this Exhibit A-1 is August 10, 2005.

PDG, P.A.		PDHC, LTD.

By	/s/ Gregory T. Swenson	By	/s/ Michael J. Vaughan
	Gregory T. Swenson, D.D.S.		Michael J. Vaughan
	President		Vice President